Exhibit 5.1

June 25, 2010

Crucell N.V.
Archimedesweg 4-6, 2333 CN
Leiden, The Netherlands

Ladies and Gentlemen:

I am the general counsel of Crucell N.V., a limited liability company incorporated under the laws of The Netherlands (the “Company”). This opinion is being furnished to you in connection with the preparation and filing by the Company, under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) with respect to ordinary shares of the Company (the “Ordinary Shares”) to be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, at offering prices to be determined from time to time.

In rendering the opinions hereinafter expressed, I have made such legal and factual examinations as I have deemed necessary or appropriate for purposes of this letter and the opinions expressed herein.  I have examined and relied upon such records, documents, instruments, certificates of officers of the Company and its subsidiaries, certificates of public officials and documents provided by others, in each case as I have deemed appropriate and, to my belief, I am and you are justified in relying on such items.

In conducting my examination, I have assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents and instruments submitted to me as originals, the conformity to original documents and instruments of all such documents and instruments submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.  As to facts material to the opinions, I have, with your consent, relied upon the oral and written statements and representations of officers, employees and other representatives of the Company, its subsidiaries, public officials and others, and I am not aware of any information which leads me to believe that any of these statements are inaccurate.

In rendering this opinion, I am opining herein as to the effect on the subject transaction only of the laws of the Netherlands, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of any subdivision of any jurisdiction, including but not limited to international public law or EC law provisions. I express no opinion about matters of tax law.

Wherever a statement herein is qualified by “I am not aware” or a similar phrase, it is intended to indicate that no information that would give me actual knowledge of the inaccuracy of such statement has come to my attention.  However, I have not undertaken any independent investigation to determine the accuracy of any such statements, any limited

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inquiry undertaken by me during the preparation of this opinion letter should not be regarded as such an investigation, and no inference that I have any knowledge of any matters pertaining to such statement should be drawn from my representations to you.

Subject to the foregoing and the other matters set forth herein, it is my opinion that:

1.	The Company is a limited liability company duly organized and validly existing under the laws of The Netherlands.

2.
In the event that, in connection with the issuance, offer and sale of the Ordinary Shares, (i) all applicable governmental approvals are obtained and all necessary filings and registrations with any governmental authority, agency or body are effective, (ii) all necessary corporate and shareholder actions are taken by the Company and its shareholders, including actions taken by the General Shareholders Meeting, the Supervisory Board of Directors and the Board of Executive Officers or a combination of such bodies, (iii) a definitive underwriting, purchase or similar agreement relating to the issuance, offer and sale of the Ordinary Shares is duly authorized, executed and delivered by all parties thereto, including the Company, and (iv) the Ordinary Shares are sold and delivered to, and fully paid for by, the purchasers at a price specified in, and in accordance with the terms of, such definitive underwriting, purchase or similar agreement, then the Ordinary Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinions constitute an expression of professional judgment by the undersigned and are rendered to you by the undersigned acting solely in his capacity as general counsel of the Company.  Neither the Company nor the undersigned undertakes to advise you of matters that may come to their attention subsequent to the date hereof which may affect the legal opinions expressed herein.

I hereby consent to the use of my name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” as counsel for the Company who has passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rule and regulations of the SEC thereunder.

This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  This opinion is furnished by me, as general counsel of the Company, to you, solely for your benefit and no other person may rely upon this opinion without my prior written consent.  I disclaim any obligation to update this opinion letter for events occurring or coming to my attention after the date hereof.

In this opinion Dutch legal concepts may be expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the same in English terms as they exist under laws of other jurisdictions. This opinion may therefore only be relied upon under the expressed condition that any issues of

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interpretation or liability arising thereunder will be governed by Dutch law and be brought before the competent court in Amsterdam.

Very truly yours,

/s/ René K. Beukema René K. Beukema General Counsel & Corporate Secretary of Crucell N.V.